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Exhibit 23.4

Independent Auditors' Consent

The Board of Directors
United Surgical Partners International, Inc.:

We consent to the incorporation by reference in the registration statement on Form S-3 of United Surgical Partners International, Inc. of our report dated September 5, 2002 with respect to the balance sheet of Coast Surgery Center of South Bay, Inc. as of December 31, 2001, and the related statements of income, stockholders' equity and cash flows for the year then ended which report appears in the Form 8-K of United Surgical Partners International, Inc. dated September 9, 2002.

(Signed) KPMG LLP
Dallas, Texas
September 27, 2002

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Independent Auditors' Consent